Exhibit (h)(3)
                            AMENDMENT NUMBER 2 TO THE
                     TRANSFER AGENCY AND SERVICES AGREEMENT

      THIS AMENDMENT Number 2, dated as of March 16, 2000 (the "Amendment") is made to the Transfer Agency and Services Agreement dated May 9, 1997 (the "Transfer Agent Agreement") between Tweedy, Browne Fund Inc. (the "Fund") and First Data Investor Services Group, Inc. (n/k/a PFPC Inc.) ("PFPC").

                                   WITNESSETH

      WHEREAS, PFPC provides certain support services to banks and other financial institutions ("Clients") which offer mutual fund-based asset allocation, supermarket and/or other similar products requiring sub-accounting services ("Wrap Program(s)") to their respective customers ("Wrap Program Participants"); and

      WHEREAS, the Fund desires to make shares of the Funds ("Shares") available through the Wrap Programs offered by the Clients and in connection therewith retain PFPC to perform certain services described herein and PFPC is willing to provide such services.

      NOW THEREFORE, the Fund and PFPC agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

1. All references to "First Data Investor Services Group, Inc." and "FDISG" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

2. All references to the address of the Fund are modified to reflect the following new address:

            Tweedy, Browne Company LLC
            350 Park Avenue, 9`h Floor
            New York, NY 10022

3. In addition to the services set forth in the Agreement, as may be amended from time to time, PFPC agrees to perform the services specified in the attached Schedule A (the "Services") for the benefit of the Wrap Program Participants who maintain shares of the Fund through Wrap Programs and PFPC accepts such appointment. PFPC may subcontract with the Clients to link the PFPC System with the Clients, in order for the Clients to maintain Fund shares positions for each Wrap Program Participant.

      As compensation for services rendered by PFPC during the term of this Amendment, the Fund will pay to PFPC a fee or fees as set forth in the attached Schedule B. The Fund acknowledges that PFPC receives float benefits and investment earnings in connection with maintaining certain accounts required to provide services under this Agreement, as may be amended from time to time.

      5. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement, as may be amended from time to time, and related agreements, this Amendment shall control, but the Transfer Agent Agreement, as may be amended from time to time, and all related documents shall otherwise remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


TWEEDY, BROWNE FUND INC.


By: /s/ M. Gervase Rosenberger
    --------------------------------------

Title: Vice President
       --------------


PFPC INC.
(f/k/a First Data investor Services Group, Inc.)


By: /s/ Jylanne Dunne
    --------------------------------------

Title: Senior Vice President
       ---------------------

                                   SCHEDULE A

                                    SERVICES

      1. Transmit to the Fund purchase, redemption and related instructions and facilitate money settlement with respect to the Omnibus Accounts, which shall be registered as "PFPC FIB/0 [Client] Wrap Program". Such activities shall be performed as set forth in the attached Exhibit 1 of Schedule A.

      2. Facilitate payment to Wrap Program Participants of the proceeds of redemptions, dividends and other distributions.

      3. As determined solely by PFPC in accordance with applicable rules and regulations and with the assistance of the Fund, cause (a) periodic account statements, (b) 1099R documentation, (c) proxies, prospectus revisions, annual reports of the Funds, as are provided by the Fund to be prepared and mailed to Wrap Program Participants.

      4. Reconcile share positions for each Wrap Program and upon request provide certification the Fund with respect thereto. In connection therewith, the Fund shall provide to PFPC daily confirmation of all trade activity and share positions for each Omnibus Account.

      5. Maintain records for each Wrap Program Participant which shall reflect shares purchased and redeemed, as well as account and share balances.

      Act as service agent in connection with dividend and distribution functions; shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase of Fund shares. PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth herein pursuant to applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained for the periods and the places required by Rule 31 a-2 under the 1940 Act.

      7. Upon reasonable notice by the Fund, PFPC shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement, as may be amended from time to time, for reasonable visitation by the Fund, or any person retained by the Fund as may be necessary to evaluate the quality of the services performed pursuant hereto.

                             EXHIBIT 1 OF SCHEDULE A

On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), PFPC or its agents may receive trade instructions with respect to the Wrap Programs and/or Wrap Program Participants for the purchase or redemption of shares of the Funds ("Trade Instructions"). Trade Instructions received in good order and accepted by PFPC or its agents prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day and transmitted to the Fund (i) by 11:59 p.m. EST if automated, and (ii) 6:00 p.m. EST if manual on such Business Day will be executed by the Fund at the net asset value determined as of the Close of Trading on such Business Day. Any Trade Instructions received by PFPC, or its agents, on such day but after the Close of Trading will be executed by the Fund at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Trade Instructions. The day on which a Trade Instruction is executed by the Fund pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date".

      Upon the timely receipt from PFPC of the Trade Instructions described in above paragraph, the Fund will execute the purchase or redemption transactions (as the case may be) with respect to each Wrap Program at the net asset value computed as at the Close of Trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the Business Day next following the Effective Trade Date. Payments for net purchase and net redemption orders shall be made by wire transfer by PFPC (for net purchases) or by the Fund (for net redemptions) to the account designated by the appropriate receiving party on the Business Day following the Effective Trade Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Trade Instructions. Trade Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.

      In the event that PFPC is in receipt of Trade Instructions in good order and is unable to transmit the Trade Instructions to the Fund by the above referenced deadlines, the Fund will accept the trades after such deadlines and before 9:00 a.m. EST on the day following the "Effective Trade Date". PFPC will furnish the Fund with an estimate of the net purchase or net redemption activity no later than 9:00 a.m. EST on the day following the "Effective Trade Date". Payments for purchases and redemptions shall be made by wire transfer on the day following the "Effective Trade Date".